Exhibit 99.1
For Immediate Release
GEORGIA-CAROLINA BANCSHARES ANNOUNCES INCREASE
IN 2010 FIRST QUARTER NET INCOME
April 28, 2010
Augusta, Georgia-
Georgia-Carolina Bancshares, Inc. (GECR.OB), parent company of First Bank of Georgia, reported today that quarterly net income increased 112% to $838,000 ($.24 per diluted common share) for the three months ended March 31, 2010, compared to $395,000 ($.11 per diluted common share) for the three months ended March 31, 2009. This represents a 7.52% return on average equity (annualized). Book value grew 10.9% over the past twelve months and totaled $12.62 per common share at March 31, 2010.
Remer Y. Brinson III, President & CEO of the Company, stated “We are pleased to report a substantial increase in our net income for the first quarter of 2010 when compared to the first quarter of 2009. This increase in net income can be attributed primarily to increased net interest income. The first quarter of 2009 reflected reduced net interest margins due to the rapid reduction of interest rates by the Federal Reserve. During the remaining quarters of 2009 and the first quarter of 2010, we have been able to manage our net interest margin to a more historic level.” Brinson continued, “This increased net income was achieved despite an increase in our loan loss provision. The provision for loan losses for the first quarter of 2010 totaled $1,086,000 compared to $627,000 for the first quarter of 2009. Asset quality continues to be a primary focus in this weakened economy and we continue to maintain a healthy loan loss reserve of 1.54% of loans at March 31, 2010.”
“Total assets declined slightly to $480 million since 2009 year-end primarily due to a reduction in mortgage loans held for sale. Bank loan and deposit growth were flat during the first quarter of 2010,” Brinson stated.
Brinson further announced that First Bank Board Chair, A. Montague Miller, has asked to step down as Board Chair following the annual meeting of shareholders scheduled for May 24, 2010. Due to Miller’s planned retirement from the Bank Board in May 2011, this would allow him to serve on the Board with the newly elected Chair for the next year.
Miller has expressed a genuine interest in remaining on the Board of Directors and continuing his committee assignments. Miller would also continue to serve on the Board of Directors of Georgia-Carolina Bancshares.
According to Brinson, First Bank board member, William D. “Will” McKnight, will be nominated to follow Miller as Board Chair.
Georgia-Carolina Bancshares’ common stock is quoted on the OTC Bulletin Board under the symbol “GECR”. First Bank of Georgia conducts banking operations through offices in Richmond County (Augusta), Columbia County, and McDuffie County (Thomson), Georgia and operates mortgage origination offices in Augusta and Savannah, Georgia and Jacksonville, Florida.
This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans” or similar expressions to identify forward-looking statements, and are made on the basis of management’s plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.
Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Balance Sheets
(dollars in thousands)

	March 31,	December 31,
	2010	2009
ASSETS

Cash and due from banks	$27,490	$13,055
Federal funds sold	—	3,175
Securities available-for-sale	56,284	44,461
Loans, net of allowance for loan losses of $5,245 and $5,072, respectively	334,536	331,777
Loans, held for sale	30,174	58,135
Bank premises and fixed assets	9,542	9,654
Accrued interest receivable	1,855	1,851
Foreclosed real estate, net of allowance	3,873	4,466
Deferred tax asset, net	1,206	1,018
Federal Home Loan Bank stock	2,828	2,828
Bank-owned life insurance	8,897	8,812
Other assets	3,696	4,781

Total assets	$480,381	$484,013

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits
Non-interest bearing	$43,158	$41,787
Interest-bearing:
NOW accounts	38,495	36,395
Savings	52,003	51,424
Money market accounts	19,319	19,232
Time deposits of $100,000, and over	170,448	179,123
Other time deposits	80,347	77,279

Total deposits	403,770	405,240

Federal funds purchased	—	—
Federal Home Loan Bank borrowings	—	3,600
Repurchase agreements	3,896	3,697
Current portion of long-term debt	—	—
Long-term debt	25,000	25,000
Other liabilities, borrowings, and retail deposit agreements	3,465	3,203

Total liabilities	436,131	440,740

Shareholders’ equity
Preferred stock, par value $.001; 1,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 9,000,000 shares authorized; 3,506,255 and 3,499,477 shares issued and outstanding	4	4
Additional paid-in-capital	15,634	15,567
Retained Earnings	28,193	27,355
Accumulated other comprehensive income	419	347

Total shareholders’ equity	44,250	43,273

Total liabilities and shareholders’ equity	$480,381	$484,013

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Statements of Income
(dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2010	2009
Interest income
Interest and fees on loans	$5,552	$5,105
Interest on taxable securities	395	568
Interest on nontaxable securities	97	105
Interest on Federal funds sold and other interest	7	2

Total interest income	6,051	5,780

Interest expense
Interest on time deposits of $100,000 or more	936	1,507
Interest on other deposits	722	868
Interest on funds purchased and other borrowings	223	272

Total interest expense	1,881	2,647

Net interest income	4,170	3,133

Provision for loan losses	1,086	627

Net interest income after provision for loan losses	3,084	2,506

Noninterest income
Service charges on deposits	343	335
Gain on sale of mortgage loans	2,419	1,895
Other income/loss	267	402

Total noninterest income	3,029	2,632

Noninterest expense
Salaries and employee benefits	3,052	2,891
Occupancy expenses	378	382
Other expenses	1,655	1,378

Total noninterest expense	5,085	4,651

Income before income taxes	1,028	487

Income tax expense	190	92

Net income	$838	$395

Net income per share of common stock
Basic	$0.24	$0.11

Diluted	$0.24	$0.11

Dividends per share of common stock	$—	$—